EXHIBIT 10.4

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	NOTE DATE	INITIALS
	First DB, LLC		04/19/02	JG

NOTE AMOUNT	INDEX (W/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$500,000.00	Wall Street Journal Prime Minus 1.0%	3.750%	04/19/03	Commercial

Creditor Use Only

PROMISSORY NOTE
(Commercial—Draw—Variable Rate)

DATE AND PARTIES.    The date of this Promissory Note is April 19, 2002. The parties and their addresses are:

LENDER:
NEXITY BANK—ATLANTA LPO
2839 Paces Ferry Road
Suite 840
Atlanta, Georgia 30339
Telephone: (678) 666-0700

BORROWER:
FIRST DB, LLC
A Limited Liability Company
6372 Allison Court
Douglasville, Georgia 30134

1.    DEFINITIONS.    As used in this Note, the terms have the following meanings:

A.    Pronouns.    The pronouns “I,” “me,” and “my” refer to each Borrower signing this Note, individually and together with their heirs, successors and assigns, and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Note. “You” and “Your” refer to the Lender, with its participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan.

B.    Note.    Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C.    Loan.    Loan refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

D.    Property.    Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

E.    Percent.    Rates and rate change limitations are expressed as annualized percentages.

2.    PROMISE TO PAY.    For value received, I promise to pay you or your order, at your address, or at such other location as you may designated, amounts advanced from time to time under the terms of this Note up to the maximum total principle balance of $500,000 (Principal), plus interest from the date of disbursement, on the unpaid outstanding principal balance until this Note matures or this obligation is accelerated.

3.    ADVANCES.    Advances under this Note are made according to the following terms and conditions.

A.    Requests for Advances.    My requests are a warranty that I am in compliance with all the Loan documents. When required by you for a particular method of advance, my requests for an advance must specify the requested amount and the date and be accompanied with any agreements, documents, and instruments that you require for the loan. Any payment by you of any check, share draft or other charge may, at your option, constitute an advance on the Loan to me. All advances will be made in United States dollars. I will indemnify you and hold you harmless for your reliance on any request for advances that you reasonably believe to be genuine. To the extent permitted by law, I will indemnify you and hold you harmless when the person making any request represents that I authorized this person to request an advance even when this person is unauthorized or this person’s signature is not genuine.

I or anyone I authorize to act on my behalf may request advances by the following methods.

(1)	I make a request in person.

(2)	I make a request by phone.

(3)	I make a request by mail.

B.    Advance Limitations.    In addition to any other Loan conditions, requests for, and access to, advances are subject to the following limitations.

(1)	Obligatory Advances. You will make all Loan advances subject to this Agreement’s terms and conditions.

(2)	Advance Amount. Subject to the terms and conditions contained in this Note, advances will be made in exactly the amount I request.

(3)	Cut-Off time. Requests for an advance received before 02:30 PM will be made on any day that you are open for business, on the day for which the advance is requested.

(4)	Disbursement of Advances. On my fulfillment of this Notes terms and conditions, you will disburse the advance in any manner as you and I agree.

(5)
Credit Limit.    I understand that you will not ordinarily grant a request for an advance that would cause the unpaid principal of my Loan to be greater than the Principal limit. You may, at your option, grant such a request without obligating yourselves to do so in the future.

(6)	Records. Your records will be conclusive evidence as to the amount of advances, the Loan’s unpaid principal balances and the accrued interest.

4.    INTEREST.    Interest will accrue on the unpaid Principal balance of this Note at the rate of 3.750 percent (Interest Rate) until April 20, 2002, after which time it may change as described in the Variable Rate subsection.

A.    Interest After Default.    If you declare a default under the terms of this Loan, including for failure to pay in full at maturity, you may increase the Interest Rate payable on the outstanding Principal balance of this Note. In such event, interest will accrue on the outstanding Principal balance at the Interest Rate in effect from time to time under the terms of this Loan, until paid in full.

B.    Maximum Interest Amount.    Any amount assessed or collected as interest under the terms of this Note or obligation will be limited to the Maximum Lawful Amount of Interest allowed by state or federal law. Amounts collected in excess of the Maximum Lawful Amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me.

C.    Statutory Authority.    The amount assessed or collected on this Note is authorized by the Georgia usury laws under Ga. Code title 7, ch. 4.

D.    Accrual.    During the schedule term of this Loan interest accrues using an Actual/360 days counting method.

E.    Variable Rate.    The Interest Rate may change during the term of this transaction.

(1)
Index.    Beginning with the first Change Date, the Interest Rate will be based on the following index: the highest base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks that The Wall Street Journal published as the Prime Rate.

The Current index is the most recent index figure available on each Change Date. You do not guaranty by selecting this Index, or the margin, that the Interest Rate on this Note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers. If this index is no longer available, you will substitute a similar Index. You will give me notice of your choice.

(2)	Change Date. Each date on which the Interest Rate may change is called Change Date. The Interest Rate may change April 20, 2002 and daily thereafter.

(3)
Calculation of Change.    On each Change Date, you will calculate the Interest Rate, which will be the current Index minus 1.0 percent. The result of this calculation will be rounded up to the nearest .001 percent. Subject to any limitations, this will be the Interest Rate until the next Change Date. The new Interest Rate will become effective on the Change Date. The Interest Rate and other charges on this Note will never exceed the highest rate or charge allowed by law for this Note.

(4)	Effect Of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments and the amount of the final payment will change.

5.    REMEDIAL CHARGES.    In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment. Additional remedial charges may be described elsewhere in this Note.

A.    Late Charge.    If a payment is more than 10 days late, I will be charged 5.000 percent of the Unpaid Portion of Payment. I will pay this late charge promptly but only once for each late payment.

  6.    PAYMENT.    I agree to pay this Note In installments of accrued interest beginning July 19, 2002, and then on the same day in each 3rd month thereafter. I agree to pay the entire unpaid Principal and any accrued but unpaid Interest on April 19, 2003.

Payments will be rounded up to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to interest that is due then to principal that is due, and finally to any charges that I owe other than principal and interest. If you and I agree to a different application of payments, we will describe our agreement on this Note. The actual amount of my final payment will depend on my payment record.

  7.    PREPAYMENT.    I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

  8.    LOAN PURPOSE.    This is a business-purpose loan transaction.

  9.    SECURITY.    This Loan is not secured.

10.    DEFAULT.    I will be in default if any of the following occur:

A.    Payments.    I fail to make a payment in full when due.

B.    Insolvency or Bankruptcy.    I make an assignment for the benefit of creditors or become insolvent, either because my liabilities exceed my assets or I am unable to pay my debts as they become due; or I petition for protection under federal, state or local bankruptcy, insolvency or debtor relieve laws, or am the subject of a petition or action under such laws and fall to have the petition or action dismissed within a reasonable period of time not to exceed 60 days.

C.    Business Termination.    I merge, dissolve, reorganize, and my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D.    Failure to Perform.    I fail to perform any condition or to keep any promise or covenant of this Note.

E.    Other Documents.    A default occurs under the terms of any other transaction document.

F.    Other Agreements.    I am in default on any other debt or agreement I have with you.

G.    Misrepresentation.    I make any verbal or written statement or provide any financial information that is untrue inaccurate, or conceals a material fact at the time it is made or provided.

H.    Judgment.    I fail to satisfy or appeal any judgment against me.

I.    Forfeiture.    The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J.    Name Change.    I change my name or assume an additional name without notifying you before making such a change.

K.    Property Transfer.    I transfer all or a substantial part of my money or property.

L.    Property Value.    The value of the Property declines or is impaired.

M.    Material Change.    Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N.    Insecurity.    You reasonably believe that you are insecure.

11.    WAIVERS AND CONSENT.    To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of Intent to accelerate and notice of dishonor.

A.    Additional Waivers By Borrower.    In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1)	You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(2)	You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3)	You may release, substitute or impair any Property securing this Note.

(4)	You, or any Institution participating in this Note, may invoke your right to set-off.

(5)	You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6)	I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

(7)	I agree that you may inform any party who guarantees this Loan of any Loan accommodations, renewals, extensions, modifications, substitutions or future advances.

B.    No Waiver By Lender.    Your course of dealing, or your forbearance from, or delay in the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or other Loan documents, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

12.    REMEDIES.    After I default, and after you give any legally required notice an opportunity to cure the default, you may at your option do any one or more of the following.

A.    Acceleration.    You may make all or any part of the amount owing by the terms of this Note immediately due.

B.    Sources.    You may use any and all remedies you have under state or federal law or in any instrument accruing this Note.

C.    Insurance Benefits.    You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D.    Payments Made on My Behalf.    Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of this Note, and accrue Interest at the highest post-maturity interest rate.

E.    Termination.    You may terminate my right to obtain advances and may refuse to make any further extensions of credit.

F.    Set-Off.    You may use the right of set-off. This means you may set-off any amount due and payable under the terms of this Note against any right I have to receive money from you.

My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. “Any amount due and payable under the terms of this Note” means the total amount to which you are entitled to demand payment under the terms of this Note at the time you set-off.

Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay this Note, your right to set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

Your right to set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.

G.    Waiver.    Except as otherwise required by law, by choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default. If you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

13.    COLLECTION EXPENSES AND ATTORNEYS’ FEES.    On or after Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Note. Expenses include, but are not limited to, attorneys’ fees, court costs, and other legal expenses. If this debt is collected by or through an attorney after maturity, I agree to pay 15 percent of the Principal and Interest owing as attorneys’ fees. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest Interest rate in effect as provided for in the terms of this Note. All fees and expenses will be secured by the Property I have granted to you, if any. To the extent permitted by the United States

Bankruptcy Code, I agree to pay the reasonable attorneys’ fees you incur to collect this Debt as awarded by any court exercising jurisdiction under the Bankruptcy Code.

14.    WARRANTIES AND REPRESENTATIONS.    I make to you the following warranties and representations which will continue as long as this Note is in effect:

A.    Power:    I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B.    Authority.    The execution, delivery and performance of this Note and the obligation evidenced by this Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my Property is subject.

C.    Name and Place of Business.    Other than previously disclosed in writing to you I have not changed my name or principal piece of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve any existing name, trade names and franchises.

15.    APPLICABLE LAW.    This Note is governed by the laws of Georgia, the United States of America and to the extent required, by the laws of the jurisdiction where the Property is located. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Georgia, unless otherwise required by law.

16.    JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS.    My obligation to pay this Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect this Loan. Extending this Loan or new obligations under this Loan, will not affect my duty under this Loan and I will be obligated to pay this Loan. The duties and benefits of this Loan will bind and benefit the successors and assigns of you and me.

17.    AMENDMENT, INTEGRATION AND SEVERABILITY.    This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and me. This Note is the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

18.    INTERPRETATION.    Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

19.    NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS.    Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one party will be deemed to be notice to all parties. I will inform you in writing of any change in my name, address or other application information. I will provide you any financial statement or information you request. All financial statements and information I give you will be correct and complete. I agree to sign, deliver and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

20.    CREDIT INFORMATION.    I agree that from time to time you may obtain credit information about me from others, including other lenders and credit reporting agencies, and report to others (such as a credit reporting agency) your credit experience with me. I agree that you will not be liable for any claim arising form the use of information provided to you by others or for providing such information to others.

21.    ERRORS AND OMISSIONS.    I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

22.    AGREEMENT TO ARBITRATE,    You or I may submit to arbitration any dispute, claim or other matter in question between or among you and me that arises out of or relates to this Transaction (Dispute), except as otherwise indicated in this section or as you and I agree to in writing. For purposes of this section, this Transaction includes this Note and any other documents, instruments and proposed loans or extensions of credit that relate to this note. You or I will not arbitrate any Dispute within any “core proceedings” under the United States bankruptcy laws.

You and I must consent to arbitrate any Dispute concerning a debt secured by real estate at the time of the proposed arbitration. You may foreclose or exercise any powers or sale against real property securing a debt underlying any Dispute before, during or after any arbitration. You may also enforce the debt secured by this real property and underlying the Dispute before, during or after any arbitration.

You or I may seek provisional remedies at any time from a court having jurisdiction to preserve the rights of or to prevent irreparable injury to you or me. Foreclosing or exercising a power of sale, beginning and continuing a juridical action or pursuing self-help remedies will not constitute a waiver of the right to compel arbitration.

The arbitrator will determine whether a Dispute is arbitrable. A single arbitrator will resolve any Dispute, whether individual or joint in nature, or whether based on contract, tort, or any other matter at law or in equity. The arbitrator may consolidate any Dispute with any related disputes, claims or other matters in question not arising out of this Transaction. Any court having jurisdiction may enter a judgment or decree on the arbitrator’s award. The judgment or decree will be enforced as any other judgment or decree.

You and I acknowledge that the agreements, transactions or the relationships which result from the agreements or transactions between and among you and me involve interstate commerce. The United States Arbitration Act will govern the interpretation and enforcement of this section.

The American Arbitration Association’s Commercial Arbitration Rules, in effect on the date of this Note, will govern the selection of the arbitrator and the arbitration process, unless otherwise agreed to in this Note or another writing.

23.    WAIVER OF TRIAL FOR ARBITRATION.    You and I understand that the parties have the right opportunity to litigate any Dispute through a trial by judge or jury, but that the parties prefer to resolve Dispute through arbitration instead of litigation. If any Dispute is arbitrated, you and I voluntarily and knowingly waive the right to have a trial by jury or judge during the arbitration.

24.    SIGNATURES.    By signing under seal. I agree to the terms and contained in this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:

First DB, LLC

/s/ William C. Lumpkin	(Seal)
William C. Lumpkin, Treasurer

/s/ Jack F. Gamel	(Seal)
Jack F. Gamel, Chairman

/s/ James E. Daniell	(Seal)
James E. Daniell, Vice Chairman